Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call Event Date/Time: Oct. 26. 2006 / 2:00PM ET

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Claire Koeneman

Lexington Corporate Properties Trust - Financial Relations Board

Wil Eglin

Lexington Corporate Properties Trust - CEO

Pat Carroll

Lexington Corporate Properties Trust - CFO

John Vander Zwaag

Lexington Corporate Properties Trust - EVP

CONFERENCE CALL PARTICIPANTS

John Guinee

Stifel Nicolaus - Analyst

Anthony Paolone

JP Morgan - Analyst

Philip Martin

Cantor Fitzgerald - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Lexington Corporate Properties Trust third-quarter 2006 conference call. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded today, Thursday, October 26, 2006. I'd now like to turn the conference over to Miss Claire Koeneman, with Financial Relations Board, please go ahead, ma'am.

Claire Koeneman - Lexington Corporate Properties Trust - Financial Relations Board

Hi, hello morning everyone and welcome to Lexington Corporate Properties third quarter 2006 conference call. The press release and supplemental package were distributed this morning and will be furnished on the Form 8-K to provide access to the widest possible audience. In the press release and supplemental packages we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Regulation G requirements. If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally we will host a live webcast of today's call, which you can access in that same section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in Lexington's filings with the SEC.

Finally, we do not undertake a duty to update any forward-looking statements. Having gone over all of that, I'd like to welcome management with us today include Wil Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer; John Vander Zwaag, Executive Vice President; and Natasha Roberts, Director of Acquisitions. Without further adieu, I will turn the line over to Wil for his opening remarks. Wil.

Wil Eglin - Lexington Corporate Properties Trust - CEO

Thanks, Claire. And welcome to all of you. And thank you for attending our third-quarter conference call. For the quarter we had some one-time items that decreased funds from operations by about $0.40 a share, the largest of which was a write-off relating to our Kmart property as

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

previously disclosed. Adjusted for these items FFO per share was $0.45, about $0.02 less than in the second quarter this year. Cash balances continue to weigh on earnings as does vacancy and especially our Dana property in Farmington Hills, Michigan, which we had empty for a full quarter in the third quarter and also the competitive state of the acquisition market that's made external growth difficult this year.

Our dividend payout ratio for the quarter was 81.1%, again adjusted for one-time items. On the acquisition side on the third quarter through Lexington Strategic Asset Corp. we acquired just one property for a purchase price of 14.7 million, at a GAAP cap rate of 10.1%, also during the quarter through LSAC we invested 1.8 million in a mortgage note. These investments brought our total volume for the year to 137.7 million, based on our current pipeline, we expect volume of 75 to 100 million for the fourth quarter, even as we continue to be very disciplined in our underwriting of new investments. Included in the projected fourth-quarter acquisition volume are three properties to be acquired by LSAC which would bring the LSAC portfolio to about 180 million. That means that LSAC's cash would be pretty much fully invested by year-end with leverage of about 50%.

During the quarter, we also obtained 35.4 million of non-recourse mortgage financing, at a weighted average fixed rate of approximately 6.2% and we also repurchased 68,404 shares of our own common stock at an average cost of $19.70 per share. The main thing we've talked about during this year has been the competitive state of the acquisition market and although we are seeing a significant volume of transaction flow, the acquisition market continues to be competitive with low cap rates and narrow spreads. As a result, our acquisition volume this year is likely to be the lowest in the last five years. But nevertheless we are optimistic about our 2007 opportunities and believe that our fourth-quarter acquisition volume is more reflective of our growth opportunities.

In connection with the Newkirk merger we are expanding our acquisition parameters to include both debt and equity investments in a broader range of net lease property types and we are working jointly with Newkirk on some very exciting acquisition opportunities that would close next year. Later in the call John Vander Zwaag will go into detail on the leasing front but obviously we are extremely pleased to have completed 109,000 square-foot lease at one of our Dallas, Texas properties this was the property that was formerly occupied by VarTech, Telecom. We are also pleased that Dana Corp. affirmed nine of eleven leases which is what we forecasted earlier in the year. Also that Allied Holdings affirmed its lease on our Decatur, Georgia property and in addition Owens Corning indicated that three of our leases -- three -- four of our leases would be affirmed, the one rejection being the smaller of two Owens Corning warehouses that we own outside Columbus, Ohio. So overall during the quarter the status of the leases with several tenants going through reorganizations was greatly clarified.

The potential sale of the Warren, Ohio property to Kmart at the end of the lease next year is the cause of the write-off, but that doesn't mean that the investment hasn't been a success. Over a nine-year period, the internal rate of return from the investment would be about 9.5%, should the sale occur at the end of the lease term. Had Kmart vacated that facility at the end of the lease, we believe that the leasing of that facility could have been very challenging. Now I'd like to turn the call over to Pat Carroll, our Chief Financial Officer, to discuss our financial results and balance sheet.

Pat Carroll - Lexington Corporate Properties Trust - CFO

Thanks, Wil. During the quarter, the Company had gross revenues of $51.6 million, fee income was approximately 1.1 million, compared to $1 million in the same quarter last year. Fee income for the quarter, this quarter was entirely comprised of asset management fees, and for the year-to-date number, all -- all but about $200,000 of the fees are asset management fees. Quarterly G&A was up about 500,000 quarter over quarter and this relates primarily to non capitalizable costs associated with the potential Newkirk merger.

Looking -- continuing to look at the P&L there are a few unusual items reflected in the quarterly P&L. The first one obviously is the impairment charge relating to Kmart facility, the gross amount of the charge is $28.2 million, however since it is held in an operating partnership, GAAP requires us to show it net of the minority interest, so on the income statement you'll see it listed as $21.6 million. And we incurred refinancing charges of approximately $500,000 relating to a mortgage. Interest coverage for the quarter was about 2.3 times.

Turning to the balance sheet, we believe that it continues to be in very good shape. At quarter end we had about 1.2 billion of debt outstanding including debt in properties held for sale, which had a weighted average interest rate of about 6%, and all of the debt was fixed rate. Of our consolidated mortgage debt approximately 300 million amortizes over time, so our balance sheet does deleverage significantly by our scheduled mortgage payments. We had 62.9 million of cash at quarter end and no borrowings outstanding on our $200 million bank line, although we did have about 32 million in the letter of credits outstanding related to a future acquisition.

Cash balances are due to property sales and mortgage refinancing, and 13.7 million of the cash relates to prepaid rents that were received from tenants. Balance sheet debt was 46% of total capitalization, and we are comfortable operating the company within a range of 45 to 50%. And 6.3

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

million of this debt is expected to amortize over the rest of this year. Continuing the balance sheet, if you look at intangibles, as I stated in the past, the intangible amount of the balance sheet is the allocation of the purchase price of properties to in place leases customer relationships, and above and below market leases in accordance with FAS 141. The impact of above and below market leases had on FFO for the quarter was about a negative $400,000 and also about 1.2 million for the year to date. And included in properties held for sale is the carrying cost of the Kmart property, which is net of the impairment charge incurred.

Turning to other assets, the components of that number is loan escrows are about 21.4 million, investments in marketable securities are about 5.8 million, we currently own about 510,000 shares of AFR at a price of about $9.89. We do have some construction in progress of about 500,000, real estate deposits and deposits on loans are about 8.1 million. We have 25.3 million in notes receivable. And also prepaid and deferred income taxes of about 4.9 million.

Looking at the liability side, the liabilities from discontinued ops are -- is the mortgage on the Kmart facility. And the significant components of other liabilities are accrued interest of about 3.1 million, deferred revenue which really is below market leases of about 6.1 million, payables relating to construction in progress of about 3 million, tenant improvement allowances of about 2.3 million, and notes payable of 2.9, again the prepaid rent of 13.7, and a liability -- accrued liability for potential merger costs of about 2.2 million. That's really it on the balance sheet and the P&L. Now I'd like for John Vander Zwaag to discuss our leasing activity. John?

John Vander Zwaag - Lexington Corporate Properties Trust - EVP

Thanks, Pat. We are currently approximately 97% leased and we expect to remain in the range of 96 to 97% leased through 2007. Addressing space that was vacant and not leased at the beginning of the quarter we achieved the following. We completed the disposition of the vacant I-17th Center in Phoenix with the sale of the 60,000 square-foot building to a user. We executed a 12-year lease on approximately 109,000 square feet at 1600 Viceroy in Dallas which brings that is property to approximately 70% occupancy. And we completed a 6500 square-foot retail lease to Citibank at our California Culinary building in San Francisco.

Additionally we believe we're getting close to agreement on new leases for 8600 square feet at our Black Canyon corporate center in Phoenix. And 12,000 square feet at Airport Center West in Hebron, Kentucky, which would bring those two properties to about 70% and 55% occupancy respectively. Our 183,000 square-foot industrial building in Auburn Hills, Michigan which was formerly leased to Lear remains vacant but we are encouraged by an increase in the number of users who have considered locating operations in this building during the quarter. While we -- no deal is imminent we continue to believe that the building has long-term value. Our 112,000 square-foot office R&D building in Farmington Hills, Michigan has seen some potential activities from users -- or some activity from potential users but we're more concerned with this building than any other in our portfolio due to its special purpose characteristics. We are continuing our evaluation of leasing and disposition alternatives for this property.

Finally, we have our industrial property in the Nashville market which remains 50% leased, formerly it was a building -- a vacant building master leased by Dana. And we're getting good activity on the available space there and remain very optimistic about the leasing prospects.

With respect to our near-term lease expirations we extended the lease with Johnson Controls on our industrial building in Overland, Ohio through December of next year. That lease was executed just this week. We continue to see strong leasing activity on space which is leased but not occupied by Allied Holdings and our office building in Decatur, Georgia where the master lease with Allied expires in July of 2008. And assuming that Allied space requirements stay at about what they're projecting at 50% of the building, we expect to be more than 90% leased when that master lease expires.

We executed a 24,000 and change square-foot lease for five years on our 65,000 square-foot East Shore One office building in Richmond, which is master leased to [Highwoods] through November of 2007. We have an additional 24,000 square-foot lease out -- for five years in the documentation stage, which will bring the building to 72% physical occupancy and we have multiple prospects for the balance of the space. We extended the lease with Excel Logistics on our 179,000 square foot warehouse in Harrisburg through the end of this year but expect that they will vacate the building at that time. We currently have a proposal out for a 12-month as-is lease to a user who is constructing their own facility in this market, while -- which would allow us to continue to actively market the property during that lease term.

We also have a 330,000 square-foot building in Harrisburg leased to Excel which has been extended through May of next year, while Excel continues to evaluate their long-term space requirements in the market. We have 18,600 square feet of space coming off lease in our 115,000 square-foot West Palm Beach office market, office building and we're beginning to market this space.

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The lease on our 134,000 square-foot industrial building in Plymouth, Michigan with Johnson Controls expires in late December. Johnson Controls has not exercised their renewal option here and in spite of the fact that they have requested a variety of different lease options to remain in the building, they have not communicated anything to us with respect to their near-term or long-term plans for the location. As we discussed in the past, our lease with Kmart on our large distribution facility in Warren, Ohio expires in September of next year. Kmart has exercised the purchase option at fair market value, upon lease expiration and to -- and the appraisal process has produced an estimation of fair market value of 15.8 million. The lease with Kmart called for the property to be appraised at its fair market value unencumbered by any renewal options. The appraisers have interpreted this to mean value as a vacant property, which we think is not the intent behind the language in the lease.

In addition, the appraisal process has ignored replacement costs as a factor in determining value, which we also think is wrong. As Wil indicated we have enjoyed a good rate of return on this investment even at the $15.8 million sale price. However, we are examining avenues for appealing the appraisal process and we will pursue these avenues if we feel that there's a reasonable likelihood of achieving -- of achieving a more desirable outcome.

Finally, Fred Meyer stores has exercised its option to extend its ten-year lease on our store in Klamath Falls, Oregon that would take it out to the first quarter of 2018. The rent will be the fair market rent, which is still in the process of being determined. And we expect -- but we expect that there will be a slight increase from the rent they are currently paying. We currently have five tenants operating in bankruptcy. We expect that Owens Corning will formerly emerge from bankruptcy within the next few weeks. At that time, our lease with them on the 250,000 square-foot warehouse in Suburban Columbus will be terminated. Our other lease with Owens Corning for about 400,000 square feet at this location will be affirmed. We are negotiating with Owens Corning to have them remain in the 250,000 square-foot building through April of next year and we are beginning the process of marketing this space. We believe the property is suitable for a wide range of users and we've already had some preliminary indications of interest from an existing tenant of ours in another market.

As expected, Dana affirmed 9 of the 11 leases we had with them at the time they entered bankruptcy. One of these nine leases pertains to our property in Gordonsville, Tennessee which expires in I think August of next year. We have reasons to believe that this operation remains in Dana's long-term plans but we have not had any substantive discussions about an extension of the lease.

As discussed in our previous calls, our lease with Allied Holdings on our office building in Decatur, Georgia and our lease with Federal Mogul on our office building in South Hill, Michigan have been affirmed and finally Tower Automotive continues to operate at a high utilization rate at our industrial facility in Plymouth, Michigan and we expect that this lease will be affirmed.

With respect to our disposition activities, we have sold seven properties for approximately $78 million, so far this year, and we have two properties under a letter of intent for a combined sales price of approximately $29 million. We hope to conclude these sales this year and if we did, that would bring our full-year sales to nine properties at a combined value of approximately $108 million.

In growth related matters we are nearing the -- near to finalizing the documentation of an expansion of our refrigerated warehouse facility in Danville, Illinois, which will also entail an extension of our existing lease at this location to 15 years. We also are continuing to evaluate build to suit opportunities on the excess land at our Kerry, North Carolina, Glendale, Arizona and Hebron, Kentucky locations. In summary we continue to operate at high space utilization rates, we're currently about 97% leased and we feel that we have good prospects for retenanting the vast majority of our current impending vacancies. Now I'll turn it back over to Wil.

Wil Eglin - Lexington Corporate Properties Trust - CEO

Thanks, John. Overall, we are very well positioned to execute our business plan as we head into 2007. Even as our operating results reflect the impact of vacancy and rent roll down since the third quarter last year and also the impact of slower acquisition growth although investment volume is expected to increase fairly significantly in the fourth quarter. Our balance sheet continues to be in very good shape with moderate leverage, significant cash, and bank line availability and we feel confident that we can deploy our cash balances into investment opportunities in fourth quarter. We believe the leasing environment is improving but we continue to have some leasing challenges, especially in the automotive sector with our Dana building, the facility formerly leased to Lear, and Johnson Controls now but overall our occupancy remains very strong in our portfolio.

Before turning to the Q&A I want to remind everyone that our proxy statement for the Newkirk merger is out and that the date of the special meeting of shareholders to vote on the merger is scheduled for November 20, 2006. And that date will allow us to close the merger this year as we expected. We are very excited about the merger and the opportunity to create a company with far greater prospects than the ones either

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

company could ever achieve alone. And by forming Lexington Realty Trust we will be creating a large well capitalized company with very strong tenant credit quality and superior portfolio diversification, which we believe will have great growth potential.

Cap rate compression's created a challenging growth environment for all companies with a net lease strategy, but Lexington Realty Trust will have numerous options with respect to how we allocate our investment capital across several asset classes as debt or equity investments either for our own account or an existing or to be formed joint ventures. Overall, the integration is on track, and we are working together on numerous ideas that we believe will create significant shareholder value. We are highly confident that we will execute our 2007 business plan and we are reiterating our 2007 guidance of $1.75 to $1.85 in FFO per share. That ends our formal remarks. Operator, we'll turn it over to you for a question-and-answer session.

QUESTION AND ANSWER

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS] Our first question is from John Guinee with Stifel Nicolaus.

John Guinee - Stifel Nicolaus - Analyst

Good day. Two quick questions. First, talk a little bit about your share repurchase program where you're a buyer, where you're not a buyer, 68,000 shares seems like about one day's worth of activity.

Wil Eglin - Lexington Corporate Properties Trust - CEO

Well, we had 2 million shares authorized, John. So it's net the 68,000 from that. And you'll see what's left on the authorization. We thought there was an especially good opportunity to repurchase shares. You can just see -- see our average cost. And our big -- we're a big believer of repurchasing shares and when we do so we obviously like to buy them at the lowest price, so we perhaps should have bought more when the stock was down at those levels and we continue to have a fairly large -- large authorization to do so at certain price points.

Pat Carroll - Lexington Corporate Properties Trust - CFO

Also remember because we were in the process of filing our proxy with Newkirk we really were blocked out for a large portion of that time pending SEC approval of the merger agreement.

John Guinee - Stifel Nicolaus - Analyst

Okay. Good. Second question is, it's very clear why you did the deal larger, better capitalized, diversified asset pool, expanding your range and breadth of investments. But the key, as you've alluded to in this business, is to reduce your cost of capital. Any ideas as to how you can further reduce the cost of capital off this platform?

Wil Eglin - Lexington Corporate Properties Trust - CEO

I think inherent in reducing risk in diversification, suggests that we'll be able to drive down our costs of capital some and I think the other -- the opportunity clearly is for us to take advantage of -- of some better opportunities that we have for growth. We're very excited about some of the things that we're working on but, again, the key is for us to get into 2007, get the integration behind us, and start executing so that the market can get a clearer sense of what we're capable of doing.

John Guinee - Stifel Nicolaus - Analyst

Great. Thank you.

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

Operator

Thank you. Our next question is from Anthony Paolone with JP Morgan.

Anthony Paolone - JP Morgan - Analyst

Thank you. Wil, what really drives the ability to go out and to do equity and debt now and create a lot wider investment opportunity? Is it just the larger balance sheet that you get from Newkirk, is it additional staffing, is it just the idea that you'll do the equity end debt? I mean, what kind of gets you to -- is it just the idea that you'll be able to do a lot more deals?

Pat Carroll - Lexington Corporate Properties Trust - CFO

Well, there's -- we see a lot of the market and I think combined with the Newkirk management we see even more of the market now. There's certainly some transaction flow that they have sourced that we haven't. So I think that's part of it. Obviously, having developed Lexington Strategic as a pool of capital to invest in different kinds of net lease assets that's part of the plan. Newkirk's retail portfolio combined with ours gives us a little bit bigger presence in that asset class so we're -- we have allocations towards the three core property types. The interest in doing more debt investing in the mezzanine space is a function of high prices. We find that sort of piece of the capital stack more interesting to us than we have over the years. And the Newkirk people bring some specific expertise in that area.

Anthony Paolone - JP Morgan - Analyst

Do you envision on the debt side financing it as you would normally, your business now, or do you envision that being carved out and financed more like a finance company maybe with higher leverage?

Pat Carroll - Lexington Corporate Properties Trust - CFO

Well, it's principally through our joint venture with Winthrop. You know, which has a CDO platform. We're 50% an investor in.

Anthony Paolone - JP Morgan - Analyst

Okay. Thank you.

Operator

Thank you. Our next question is from Philip Martin with Cantor Fitzgerald.

Philip Martin - Cantor Fitzgerald - Analyst

Good afternoon. The -- some of the -- well, kind of dovetailing off of Anthony's question. Can you talk a little bit about the pipeline, Wil? On the debt product side, I know -- I noticed you're a -- a little inflection in your voice when you talked about 2007 and some of the products or the pipeline that Newkirk will give you. Can you talk a little bit about that pipeline and what you like about it?

Wil Eglin - Lexington Corporate Properties Trust - CEO

We had said that we think that we can originate about 400 million of investments in that kind of space next year and just based on the way Newkirk is executing so far, just quite confident that that will be the case. I mean, one of the things that we've observed is we have sort of a natural, if you will, pipeline of opportunities to generate loan opportunities like that. I mean, if you think about it, we will source this year more than 12 billion of acquisition opportunities through Lexington. And you can see by our volume that we're not closing that many of them, but every potential acquisition that we lose is also a potential opportunity for us to finance the bidder if we choose to. So I think we have that inherent

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Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

built-in opportunity to capitalize on, we just have to make a greater effort to realize and focus on that opportunity versus being frustrated at the low cap rates that people are paying for assets that in previous years we would have been able to acquire ourselves.

Philip Martin - Cantor Fitzgerald - Analyst

Okay. And on the -- with Lexington Strategic there, and now Newkirk bringing again expanded opportunities, do you see a greater number -- I mean obviously you probably do, but I'm just trying to get a sense of the value-add -- operationally more intense value-add opportunities out there that -- where you might face less competition? Do you see that pipeline growing and pretty attractive going into 2007?

Wil Eglin - Lexington Corporate Properties Trust - CEO

I think there's clearly an opportunity for us , to look at some properties with some shorter lease terms, just -- if we have one year where we don't have a whole lot of lease roll over in the portfolio, looking at perhaps some shorter maturities as yield opportunities, where there's very strong real estate fundamentals. And the Newkirk team has a very good track record, being more sort of opportunistic in those kinds of net lease investments that have a little bit more of a real estate component to them versus sort of the longer term lease assets that we historically focused on.

Philip Martin - Cantor Fitzgerald - Analyst

Okay. And my last question. On the development front. Is there a chance that -- with now a larger platform, more diverse platform, Lexington Strategic's out there, that you get involved with the development and redevelopment on the redevelopment, development side a bit more?

Wil Eglin - Lexington Corporate Properties Trust - CEO

Well, we're trying to take advantage of opportunities where we have excess land in the portfolio, certainly. I think we need to just continue to make every effort to work closely with our partners in the built to suit space. I continue to think the way we're going to play that market for the most part is to be a source of takeout financing for built to suit builders, but we certainly have the flexibility to participate in that market, either as a joint venture partner or participating construction lender. Where we have a situation where a corporate tenant has agreed to take a building upon completion of construction.

Philip Martin - Cantor Fitzgerald - Analyst

Okay. Thank you very much.

Operator

Thank you. [OPERATOR INSTRUCTIONS] At this time, I'd like to turn the call back to management for additional remarks.

Wil Eglin - Lexington Corporate Properties Trust - CEO

Thanks, operator. And thanks to all of you for joining the call today. Hopefully we'll see some of you out at the NAREIT conference and we'll look forward to getting the merger completed, having a smooth integration, and executing our business plan as we head into next year and looking forward to giving you an update on our next conference call. Thank you.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the Lexington Corporate Properties Trust third-quarter 2006 conference call. If you'd like to listen to a replay of today's conference, please dial 1-800-405-2236 or internationally at 303-405-2236. Pardon me, 303-590-3000, with access number 11072657 followed by the pound sign. Once again if you'd like to listen to a replay of today's conference please dial 1-800-405-2236 or 303-590-3000 with access number 11072657 followed by the pound sign. Thank you so much for your participation and have a pleasant day you may now disconnect.

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FINAL TRANSCRIPT

Oct. 26. 2006 / 2:00PM ET, LXP - Q3 2006 Lexington Corporate Properties Trust Earnings Conference Call

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